Bank of Montreal Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement No. 333-264388

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the NASDAQ-100 Index® due November 3, 2025

Term Sheet to Preliminary Pricing Supplement ELN 2037 dated October 16, 2023

Summary of Terms
Issuer :	Bank of Montreal
Market Measure:	NASDAQ-100 Index® (the “Index”)
Pricing Date*:	October 27, 2023
Issue Date*:	November 1, 2023
Face Amount and Original Offering Price:	$1,000 per security
Maturity Payment Amount (per security):

•    if the ending level is greater than the starting level:

$1,000 plus the lesser of: (i) $1,000 × index return × upside participation rate; and (ii) the maximum return;

•    if the ending level is less than or equal to the starting level, but greater than or equal to the threshold level:

$1,000 + ($1,000 x absolute value of index return); or

•    if the ending level is less than or equal to the threshold level:

$1,000 + [$1,000 × (index return + buffer amount)]

Stated Maturity Date*:	November 3, 2025
Starting Level:	The closing level of the Index on the pricing date
Ending Level:	The closing level of the Index on the calculation day
Maximum Return:	At least 18.00% of the face amount per security, to be determined on the pricing date
Threshold Level:	80% of the starting level
Buffer Amount:	20%
Upside Participation Rate:	100%
Index Return:	(ending level – starting level) / starting level
Calculation Day*:	October 27, 2025
Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.825%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.00% and WFA may receive a distribution expense fee of 0.075%
CUSIP:	06375MFT7
Material Tax Consequences:	See the preliminary pricing supplement.
*subject to change ** In addition, selected dealers may receive a fee of up to 0.2% for marketing and other Services.

Hypothetical Payout Profile***

***assumes a maximum return equal to the lowest possible maximum return that may be determined on the pricing date.

If the ending level is less than the threshold level, you will have 1-to-1 downside exposure to the decrease in the level of the Index in excess of the buffer amount and will lose some, and possibly up to 80%, of the face amount of your securities at maturity.

On the date of the accompanying preliminary pricing supplement, the estimated initial value of the securities is $946.20 per security. The estimated initial value of the securities on the pricing date may differ from this value but will not be less than $900 per security. However, as discussed in more detail in the accompanying preliminary pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/927971/000121465923013419/p1013233fwp.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Terms And Structure Of The Securities

•      If The Ending Level Is Less Than The Threshold Level, You Will Lose Some, And Possibly Up To 80%, Of The Face Amount Of Your Securities At Maturity.

•      No Periodic Interest Will Be Paid On The Securities.

•      Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Index.

•      Any Positive Return Based On The Depreciation Of The Index Is Effectively Capped.

•      The Securities Are Subject To Credit Risk.

•      Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.

•      The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•      The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

•       The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

•      The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•      The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•      The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating to the Index

•      The Maturity Payment Amount Will Depend Upon The Performance Of The Index And Therefore The Securities Are Subject To A Variety of Risks, As Discussed In More Detail In The Accompanying Product Supplement.

•      An Investment In The Securities Is Subject To Risks Associated With Non-U.S. Securities.

Risks Relating to Conflicts of Interest

•      Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the Issuer has filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement) if you request it by calling the Issuer’s agent toll-free at 1-877-369-5412.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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